EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACT:	EDWARD F. CRAWFORD PARK-OHIO HOLDINGS CORP. 440-947-2000

Park-Ohio Reports Record Third Quarter Earnings
     CLEVELAND, OHIO, October 30, 2007 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its third quarter ended September 30, 2007.
NINE MONTHS RESULTS
     Park-Ohio reported net sales of $823.6 million for the first nine months of 2007, a 5% increase on sales of $785.8 million for the same period of 2006. Park-Ohio reported net income of $17.3 million, or $1.48 per share dilutive, for the first nine months of 2007, a 29% increase on $13.4 million, or $1.17 per share dilutive, in the same period of 2006.
THIRD QUARTER RESULTS
     Park-Ohio reported net sales of $269.1 million for third quarter 2007, a 5% increase on sales of $257.2 million for third quarter 2006. Park-Ohio reported net income of $6.2 million, or $.53 per share dilutive, for third quarter 2007, a 68% increase on net income of $3.7 million, or $.33 per share dilutive, for third quarter 2006.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “Solid results during what has historically been our seasonally slow third quarter demonstrate the strength of our international performance and the results of ongoing margin improvement initiatives. We expect 2007 EPS to be between $2.10 and $2.20 dilutive.”
     A conference call reviewing Park-Ohio’s third quarter results will be broadcast live over the Internet on Wednesday, October 31, 2007, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply chain logistics services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 54 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
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     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$269,104	$257,167	$823,626	$785,841
Cost of products sold	226,880	220,968	700,413	675,039

Gross profit	42,224	36,199	123,213	110,802
Selling, general and administrative expenses	24,187	22,443	74,537	66,372
Gain on sale of assets held for sale	0	0	(2,299)	0

Operating income	18,037	13,756	50,975	44,430
Interest expense	7,993	8,065	24,286	23,170

Income before income taxes	10,044	5,691	26,689	21,260
Income taxes	3,816	1,955	9,408	7,866

Net income	$6,228	$3,736	$17,281	$13,394

Amounts per common share:
Basic	$0.56	$0.34	$1.56	$1.22
Diluted	$0.53	$0.33	$1.48	$1.17

Common shares used in the computation:
Basic	11,127	11,007	11,079	10,987
Diluted	11,707	11,451	11,641	11,448

Other financial data:
EBITDA, as defined	$23,821	$18,332	$66,178	$59,356

     Note A—EBITDA, as defined, reflects earnings before interest and income taxes and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s Revolving Credit Agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income	$6,228	$3,736	$17,281	$13,394
Add back:
Income taxes	3,816	1,955	9,408	7,866
Interest expense	7,993	8,065	24,286	23,170
Depreciation and amortization	5,254	4,270	15,782	14,097
Gain on the sale of assets held for sale	0	0	(2,299)	0
Miscellaneous	530	306	1,720	829

EBITDA, as defined	$23,821	$18,332	$66,178	$59,356

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$18,878	$21,637
Accounts receivable, net	197,644	181,893
Inventories	206,828	223,936
Deferred tax assets	34,142	34,142
Other current assets	41,866	24,218

Total Current Assets	499,358	485,826

Property, Plant and Equipment	260,177	248,065
Less accumulated depreciation	158,223	146,980

Total Property Plant and Equipment	101,954	101,085

Other Assets
Goodwill	99,097	98,180
Net assets held for sale	4,112	6,959
Other	95,144	92,092

Total Other Assets	198,353	197,231

Total Assets	$799,665	$784,142

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$118,734	$132,864
Accrued expenses	80,089	78,655
Current portion of long-term liabilities	9,535	5,873

Total Current Liabilities	208,358	217,392

Long-Term Liabilities, less current portion
8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	155,600	156,700
Other long-term debt	1,918	4,790
Deferred tax liability	32,089	32,089
Other postretirement benefits and other long-term liabilities	28,238	24,434

Total Long-Term Liabilities	427,845	428,013

Shareholders’ Equity	163,462	138,737

Total Liabilities and Shareholders’ Equity	$799,665	$784,142

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
NET SALES

ILS	$134,066	$149,133	$403,956	$449,630
Aluminum Products	41,188	33,274	131,838	120,889
Manufactured Products	93,850	74,760	287,832	215,322

	$269,104	$257,167	$823,626	$785,841

INCOME BEFORE INCOME TAXES

ILS	$8,288	$8,796	$20,420	$29,449
Aluminum Products	1,131	(118)	3,285	4,318
Manufactured Products	11,619	8,148	35,292	19,942

	21,038	16,826	58,997	53,709
Corporate and Other Costs	(3,001)	(3,070)	(8,022)	(9,279)
Interest Expense	(7,993)	(8,065)	(24,286)	(23,170)

	$10,044	$5,691	$26,689	$21,260